Exhibit 99.1

Tech/Ops Sevcon Inc.
155 Northboro Road Southborough, MA 01772
Telephone (508) 281 5510

News Release

For release: Immediately
For further information contact: Paul Farquhar

TECH/OPS SEVCON REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Southborough, Mass. December 2, 2008..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported earnings for the fourth fiscal quarter and for the year ended September 30, 2008.

Fourth quarter 2008 compared to fourth quarter 2007

•	Sales of $8.4m were $1.9m lower than in the fourth quarter last year.

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Operating income of $345,000 was 93% higher than the $179,000 reported for the fourth quarter last year.  This year’s quarter included a one time gain of $204,000 from the reversal of a portion of the prior quarters’ pension expense as a result of the Company’s closing its manufacturing operations in the UK.  That was offset by foreign currency changes, which reduced operating income by $105,000, and a warranty cost of $220,000 for an isolated issue.

•	Net income for the fourth quarter of $319,000 was 95% higher compared to $164,000 in the fourth quarter last year.

•	Diluted earnings per share for the quarter were $0.10, an increase of $0.05 compared to last year.

Fiscal 2008 compared to 2007

•	Revenues in the full fiscal year of $39.2m were flat when compared to fiscal 2007. Volumes were down $1.4m, foreign currency changes had a positive impact of $1.4m.

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Operating income of $1,174,000 was 43% lower than the $2,063,000 reported for fiscal 2007.  This included a restructuring charge of $700,000, which was partially offset by reduced pension expense of $204,000, to close the residual manufacturing operation in the UK, and warranty costs of $300,000.

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Net income for fiscal 2008 was $804,000 compared to $1,303,000 in fiscal 2007, a reduction of $499,000. Lower shipment volumes, the restructuring charge and warranty costs reduced net income by $455,000, $504,000 and $216,000 respectively. The one time gain arising from lower pension expense and foreign currency changes increased net income in the year by $147,000 and $370,000 respectively.

•	Diluted earnings per share for the year were $0.25, compared to $0.40 in fiscal 2007.

Suspension of Dividend

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The company’s business currently remains stable. However, worldwide economic conditions have caused uncertainty regarding the longer term. Accordingly, the company has taken measures to conserve cash. Consistent with this, the Board determined to suspend the dividend for the first quarter of fiscal 2009.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles’ batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Financial Highlights 2008
(in thousands except per share data)
	Three months ended		Twelve months ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2008	2007	2008	2007

Net sales	$8,401	$10,272	$39,219	$39,213

Operating income	345	179	1,174	2,063

Income before income taxes	490	244	1,237	1,988

Net income	$319	$164	$804	$1,303

Basic income per share	$.10	$.05	$.25	$.41

Diluted income per share	$.10	$.05	$.25	$.41

Cash dividend per share	$.03	$.03	$.12	$.12

Average shares outstanding	3,222	3,181	3,210	3,167

Summarized Balance Sheet Data
	(in thousands of dollars)
	September 30, 2008	September 30, 2007
Cash and cash equivalents	$1,630	$1,014
Receivables	7,087	8,714
Inventories	4,970	5,422
Prepaid expenses and other current assets	901	916
Total current assets	14,588	16,066
Long-term assets	5,167	5,860
Total assets	$19,755	$21,926

Current liabilities	$6,277	$7,187
Liability for pension benefits	378	2,244
Other long-term liabilities	54	61
Stockholders’ equity	$13,046	$12,434
Total liabilities and stockholders’ investment	$19,755	$21,926